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    Agreement made this 14th day of February, 1996 by and between Petrowax
Refining, McKean ("Company") and Oil, Chemical and Atomic Workers International Union and Local 8-607 ("Union").

    1.  The agreement which expired on January 31, 1996 is extended for a three
(3) year period from February 1, 1996 to and including January 31, 1999 except as modified herein.

    2.  The general wage increases shall be as follows:
         Effective 2/1/96 - $.50 per hour
         Effective 2/1/97 - 3.75% per hour
         Effective 2/1/98 - 3.75% per hour

    3. Meal allowance referred to in Article 6 C. shall be increased to $7.50. Meal tickets, when issued, must be utilized within 48 hours or such tickets shall be void.

    4. Holidays: Effective the first year of the agreement and thereafter, Veterans Day shall be an additional holiday. Effective the third year of the agreement, Good Friday shall be added as an additional holiday.

    5.  The Spouse's grandparent will be added to the coverage provided in
Article 10.

    6. The Sick and Accident Benefit shall be increased to $235 per week, effective 2/1/96, $245 per week, effective 2/1/97, and $255 per week, effective 2/1/98.

    7. Each employee shall receive one dozen pairs of gloves, selected by the Company, on the employee's anniversary date of employment.

    8. 401K - Effective 2/1/96 the 401K plan shall be changed to provide that employees who contribute 1% or more of their gross wages to the 401K plan shall receive matching funds from the Company in the amount of 2% of said gross wages. The 2% match shall be increased to 3% effective 2/1/97.

    9.  Temporary employee rate - $6.00 for mowing, raking and painting.

    10. Rate Changes: The following classifications shall be paid the following wage rates BEFORE the wage increase provided for in paragraph 2 above:

              Instrument Technician       ---  $13.49
              Shift (Un)Loader            ---  $12.72
              Waste Treatment Attendant   ---  $12.87
              Working Supervisor, Rigger  ---  $13.41
              Chief Insulator             ---  $13.11

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              Coal Handler                ---  $12.17

    11. For employees who retire at age 62 and thereafter, and prior to age 65, the Company will continue said employee's coverage under the group health and dental plan, for individual coverage only, for which the employee must contribute 20% of the applicable premium. Said continued coverage at Company expense shall end when the employee turns age 65. If an employee is covered under any other insurance plan providing for similar benefits or services, he/she shall not be entitled to such coverage at Company expense as provided herein.

    12. Within 90 days of the ratification of the Agreement, the Company shall modify its health plan to provide "Select Blue" coverage.

    13. Attached hereto are local agreements reached between the Company and the Union.

    In witness whereof:  the parties hereto have caused their names to be
subscribed by their duly authorized officers this      day of      , 1996.

                   Petrowax Refining, McKean Plant

                   by:
                      ---------------------------------------------------------

                   Oil, Chemical and Atomic Worker's
                   International Union

                   by:
                      ---------------------------------------------------------

                   Local 8-607

                   by:
                      ---------------------------------------------------------

                      ---------------------------------------------------------

                      ---------------------------------------------------------
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              MCKEAN LOCAL AGREEMENTS - NON-ECONOMIC

Union 4 Typographical errors to be corrected. Article 5, Paragraph (H). Next to last paragraph insert "If" prior to "it."

Company 4     Article 6 (E) change "7:30 a.m. to 7:00 a.m.

Union 6 Article 5 (J) - change "one (1) year" to "eighteen (18) months". Medical coverage shall continue for twelve (12) months as at present.

Union 7 Article 5 (K) in the last phrase starting with "; if required" before the words "move down" insert the word "temporarily" and delete the words "and the rate" through "consecutive days thereafter."

Company 8     Appendix "A" (J) add words "Waste Treatment" after the words
              "Monitoring the."

Union 8 Article 5 (M) change "twelve (12) months" to "twenty four (24) months."

Union 9       Change Article 5 (P) to read:

                   "Persons who were promoted out of the bargaining unit prior to February 1, 1996 to a position of supervisor within a department in the bargaining unit, and are later demoted, and the Company permits them to return to the unit, shall return to the position they previously held without loss of seniority. Persons who are promoted out of the bargaining unit subsequent to February 1, 1996, and later return to the bargaining unit, shall be treated in the same manner as newly hired employees."

Union 10 Article 6(A) "Transfer and Shipping" shall be added to the list of departments for shift employees.

Union 15 LETTER OF INTENT - The Company intends to develop a system of documentation so that appropriate supervisors are aware, before scheduling overtime, is an employee in the group being considered for overtime is entitled to make up overtime because an error was made in a prior overtime assignment.

Union 20 LETTER OF INTENT - single vacation days which fall during an employees regularly schedule work days for the week in question will be treated as eight (8) hours worked for purposes of computing an employee's overtime earned during the week.

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Union 21      LETTER OF INTENT - The Company will use its best efforts to inform the Union when a contractor will be on the premises doing work of the type performed by bargaining unit craft employees when employees in the craft in which the contractor is working are working outside their craft.

Union 22 LETTER OF INTENT - The Company will post work schedules by 2:00 p.m. Thursday. If an employee's schedule is change thereafter, the Company is obligated to notify the emloyees of such change in accordance with the report pay provision of the collective bargaining agreement and failure to notify will be excused only where excused under the terms of that provision.

Union 24 LETTER OF INTENT - If, within four (4) weeks after an employee's claim for weekly Workers' Compensation benefits has been approved, the compensation carrier has not begun to pay such weekly benefits, the Company will commence payment of the benefits provided the employee signs an appropriate form assigning to the Company any benefits later paid to the employee in an amount necessary to reimburse the Company.

Union 26      Article 12 - add to first paragraph

              "The Company shall schedule vacations within classifications giving first priority for available vacation time within a classification on the basis of departmental seniority "

Union 28      Article 12(A) - change beginning of the third paragraph by adding
and           the word "day" prior to the word "employee."
Company 1

              Shift employees shall no longer be entitled to single day vacations.

Union 29      The Company has agreed to enlarge the union bulletin boards.

Union 33 Article 17 (B) eliminate "a maximum of" add "provided the employee chooses to have such committee persons present."

Union 35      Article 18 (D)

                  "Committee members will not perform their duties with respect to the investigation of disputes during working hours without first obtaining approval from their supervisor. The Company, in considering a request for approval, recognizes that certain work related grievances are of such a nature that they may need to be addressed immediately."

Union 40      Appendix A - eliminate paragraph (A)

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Union 41      Appendix A - paragraph (B) add -

                   A non-exhaustive list of such basic maintenance work is as follows:

                   l. Adding packing to pumps.
                   2. Tightening various nuts and bolts.
                   3. Tightening leaking fittings and flanges.
                   4. Installing temporary insulation-safety hazards.
                   5. Changing light bulbs.

Union 43      Eliminate the last sentence of Article 5 and rewrite as follows:

                   An employee who cannot move up in a sequence because of a disqualification, medical or otherwise, shall be demoted to the bottom, full-time, five (5) day, position in the sequence and shall again proceed to move up the sequence. If the employee is thereafter disqualified for any reason, the employee shall be displaced from the department and must bump the junior employee, using plant seniority, in the Helper or Extra classification, in any other department. The vacancy ultimately created by utilizing this procedure shall be filled under the terms of the collective bargaining agreement.

                   The parties have agreed upon previously disqualified employees to be grandfather in their present classification, the names of which are attached hereto.

Union 45 The Union withdrew this request based on assurances that going to Emlenton to work on a temporary basis will be voluntary.

Union 55 EXTRA HELPER POOL - sixth paragraph - eliminate "Extra Lube Oil Loader" and No. 3 Light Oil Loading Rack Loader."

              Union withdrew union requests #3, #5, #16, #23, #32, #38, #39, #42, #44

              The Company's Light/Restricted Duty Program is attached hereto.

    This is a complete settlement of all non-economic issues at the McKean
    Plant.

                          LIGHT/RESTRICTED DUTY PROGRAM

In an effort to provide meaningful work to employees who are not able to report back to their full time duties after a work related illness/injury, a light/restricted work program has been developed.

Any administration questions should be directed to the Manager of Human
Resources.

The program will operate as follows:

An employee returning to work on a light/restricted duty basis must:

     1. Provide a return to work slip from the doctor stating the restrictions and the time frame for the employee to resume full duties. This return to work slip must be furnished to the Manager of Human Resources.

     2. The maximum time for an employee to be on light/restricted duty for any one continuous illness or injury is six (6) months. There will be only one light/restricted duty for a continuous problem.

     3. If the doctor states light/restricted duty can be performed by employees on work related injury/illness and the Company determines such work is available and the Company determines to fill such work on light duty, they will be required to return to work.

     4.   Light/restricted work duty will be performed based on the employees
          capabilities and the availability of work.   The Company reserves the
          right to have the employee examined by a doctor of their choice prior to permitting light duty work.

     5. Supervisors will be fully informed of the employees restrictions so as to provide applicable work.

NON WORK RELATED ILLNESS OR INJURY

     Employees who are absent due to a non work related illness or injury may participate in this program at the option of the Company and the employee.

PAY REQUIREMENTS

     1. Employees returning on light/restricted work duty will be paid the applicable laborer rate unless working in their classification and performing work above that normally performed by a laborer or helper. If working in their normal classification as stated above, the employee will be paid their normal rate.

     2. Personal illness/injury: Applicable labor rate unless working in their classification. If working in their classification the employee will be paid their normal rate.

SENIORITY

     The employees seniority will not be affected by the light/restricted duty program.

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                        MCKEAN JOB CLASSIFICATION LISTING


SKILLS
     Operator
     Operator Helper
     Pumper


SOLVENT DEWAXER
     Operator
     Refrigerator
     Filter
     Helper

TRANSFER AND SHIPPING
     Shift (un)Loader

PDA SOUTH
     Operator
     Helper

FILTER HOUSE
     Operator
     Oper. Helper

BOILER HOUSE
     Operator
     Oper. Helper

LABORATORY
     Shift Tester
     Senior Day Tester

Pool Employ.  (Not working scheduled shifts)

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MAINTENANCE
     Working Supervisor Mechanic
     Machinist
     Mechanic
     Mechanics Helper
     Working Supervisor Pipefitter
     Pipefitter
     Pipefitter Helper
     Chief Welder
     Welder
     Carpenter
     Carpenter Helper
     Rigger
     Rigger 2nd Class
     Rigger Helper
     Working Supervisor, Electrical, and Instrument
     Instrumental Technician
     Electrician 2nd Class
     Electrician Helper
     Painter
     Insulator
     Insulator Helper
     Plant Gauger
     Advanced laborer
     Storekeeper
     Assistant Storekeeper
     Truck Driver
     Tank Car Loader
     Wax Loader/Blender
     Waste Treatment Attendant
     Extra Waste Treatment Attendant